Exhibit 10.2

[Execution]

AMENDMENT NO. 7 TO
LOAN AND SECURITY AGREEMENT

AMENDMENT NO. 7 TO LOAN AND SECURITY AGREEMENT (“Amendment No. 7”) dated October 28, 2005 by and among AEP Industries, Inc. (“Borrower”), the parties from time to time to the Loan Agreement (as hereinafter defined) as lenders (each individually, a “Lender” and collectively, “Lenders”) and Wachovia Bank, National Association, successor by merger to Congress Financial Corporation, in its capacity as agent for Lenders (in such capacity, “Agent”).

W I T N E S S E T H

WHEREAS, Agent, Lenders and Borrower have entered into financing arrangements pursuant to which Agent and Lenders have made and may make loans and advances and provide other financial accommodations to Borrower as set forth in the Loan and Security Agreement, dated November 20, 2001, by and among Agent, Lenders and Borrower, as amended by Amendment No. 1 to Loan and Security Agreement dated December 9, 2001, Amendment No. 2 dated July 10, 2002, Amendment No. 3 dated October 16, 2002, Amendment No. 4 to Loan and Security dated February 3, 2005, Consent and Amendment No. 5 dated as of February 25, 2005 and Amendment No. 6 dated May 12, 2005 (as amended hereby and as the same may hereafter be further amended, modified, supplemented, extended, renewed, restated or replaced, the “Loan Agreement”) and the agreements, documents and instruments at any time executed and/or delivered in connection therewith or related thereto (collectively, together with the Loan Agreement, the “Financing Agreements”); and

WHEREAS, Borrower has requested that Agent and Lenders agree to increase the Maximum Credit and make certain other amendments to the Loan Agreement;

NOW, THEREFORE, in consideration of the mutual conditions and agreements and covenants set forth herein, and for other good and valuable consideration, the adequacy and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Definitions.

(a) Additional Definitions. As used herein, the following terms shall have the meanings given to them below and the Loan Agreement and the other Financing Agreements are hereby amended to include, in addition and not in limitation, the following definitions:

(i) “Amendment No. 7” shall mean this Amendment No. 7 to Loan and Security Agreement by and between Agent and Borrower as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

(ii) “Borrowing Base Certificate” shall mean a certificate substantially in the form of Exhibit A to Amendment No. 7, as such form may from time to time be modified by Agent,

which is duly completed (including all schedules thereto) and executed by the vice-president-finance, chief financial officer, treasurer, assistant treasurer, controller or other financial or senior officer of Borrower and delivered to Agent.

(iii) “Capital Expenditures” shall mean all expenditures for or contracts for any fixed or capital assets or improvements, or for replacements, substitutions or additions thereto, which have a useful life of more than one (1) year, including, but not limited to, the direct or indirect acquisition of such assets by way of offset items or otherwise and shall include the principal amount of capitalized lease payments.

(b) Amendments to Definitions.

(i) The definition of “Applicable Margin” set forth in Section 1.6 of the Loan Agreement is hereby amended by deleting such Section in its entirety and substituting the following therefor:

“1.6 “Applicable Margin” shall mean, at any time, as to the Interest Rate for Prime Rate Loans and the Interest Rate for Eurodollar Rate Loans, the applicable percentage (on a per annum basis) set forth below if the Quarterly Average Excess Availability for the immediately preceding fiscal quarter is at or within the amounts indicated for such percentage:

Quarterly Excess Average Availability	Applicable Prime Rate Margin	Applicable Eurodollar Rate Margin
$40,000,000 or more	0%	1.25%
Greater than or equal to $20,000,000 and less than $40,000,000	0%	1.50%
Less than $20,000,000.25%		2.00%

Provided, that, (i) the Applicable Margin shall be calculated and established once each fiscal quarter (commencing with the fiscal quarter ending on or about October 31, 2005) and shall remain in effect until such date thereafter as it may be adjusted in accordance with Sections 1.58(b) or 1.58(c) hereof.”

(ii) The definition of “Borrowing Base” in Section 1.9(a) of the Loan Agreement is hereby amended by deleting “sixty (60%)” from clause (B) of such Section and replacing it with “sixty-five (65%)”.

(iii) The definition of “Commitment” in Section 1.18 of the Loan Agreement is hereby amended by deleting “below such Lender’s signature on the signature pages hereto” and replacing it with “opposite such Lender’s name on Schedule 1 to Amendment No. 7”.

(iv) The definition of “Consolidated Net Income” in Section 1.20 of the Loan Agreement is hereby amended by replacing the period at the end of such section with a semicolon and adding the following clause (i) immediately at the end thereof:

“(i) as to Borrower, non-cash gains and losses due solely to fluctuations in currency value shall be excluded.”

(v) The definition of “Equipment Availability” set forth in Section 1.34 of the Loan Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

“1.34 “Equipment Availability” shall mean $14,200,000; as reduced effective as of the first day of each month commencing November 1, 2005 by an amount equal to $200,000.”

(vi) The definition of “Inventory Loan Limit” set forth in Section 1.60 of the Loan Agreement is hereby amended by deleting “$40,000,000” from such Section and replacing it with “$50,000,000”.

(vii) The definition of “Material Adverse Effect” in Section 1.67 of the Loan Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

“1.67 ‘Material Adverse Effect’ shall mean the occurrence of any one or more of the following events: (i) in any calendar year Borrower shall lose a customer the sales to whom for the immediately preceding calendar year accounted for forty (40%) percent or more of Borrower’s total sales volume for such immediately preceding year; (ii) Borrower is at any time required to purchase forty (40%) percent or more of its raw materials on a cash on delivery or cash in advance basis as the result of one or more vendor’s unwillingness to extend credit to Borrower; (iii) any of the President, Chief Executive Officer, Chief Financial Officer or Chief Operating Officer of Borrower is convicted of a felony criminal offense; (iv) the loss of production of Borrower of twenty (40%) percent or more of Inventory (measured in tons) from the average weekly amounts produced based on the immediately preceding four (4) weeks for a period of greater than five (5) consecutive days due to either or both of equipment failure or labor strike, stoppage, walkout or other labor related reason; or (v) a “force majeure event” occurs which results in Borrower’s revenues being forty (40%) percent or more less than Borrower’s revenues in the immediately preceding fiscal month, which is not fully covered by insurance.”

(viii) The definition of “Maximum Credit” set forth in Section 1.69 of the Loan Agreement is hereby amended by deleting “$100,000,000” in such section and replacing it with “$125,000,000”.

(ix) The definition of “New Equipment Availability” set forth in Section 1.74 of the Loan Agreement is hereby amended by:

(A) deleting each of the references to “sixty (60%)” in such Section and replacing each such reference with “seventy-five (75%)”;

(B) deleting each of the references to “eighty (80%)” in such Section and replacing each such reference with “eighty-five (85%)”;

(C) deleting “$3,000,000” from subsection (b) of such Section and replacing it with “$15,000,000”;

(D) adding the following immediately before the semicolon at the end of subsection (b) of such Section: “and in no event shall the aggregate amount of all tranches of New Equipment Availability exceed $25,000,000 for the term of this Agreement”; and

(E) deleting “sixty (60)” from subsection (f) of such Section and replacing it with “seventy two (72)”.

(x) The definition of “Obligations” set forth in Section 1.75 of the Loan Agreement is hereby amended by adding the following after the last sentence thereof:

“Without limiting the foregoing, the term “Obligations” shall include, without limitation, all obligations, liabilities and indebtedness of every kind, nature and description owing by Borrower to Agent or any Affiliate of Agent arising under or in connection with cash management or related services provided by Agent or such Affiliate to Borrower or any swap agreement or similar agreements for the purposes of protecting against or managing exposure to fluctuations in interest or exchange rates or currency valuations. Agent may establish Reserves in respect of such obligations to the extent that Agent or such Affiliate, as the case may be, agree with Borrower that such Obligations will be paid other than after all of the other Obligations under Section 6.4(a) hereof; provided, that, as of the effective date of Amendment No. 7 Agent has not established such a Reserve and Agent will not establish such a Reserve unless and until Borrower has agreed that such Obligations will be paid other than after all other Obligations. For purposes of Section 5.1 hereof, the term Lenders shall be deemed to include any Affiliates of Agent providing such services or entering into such agreements.”

(xi) The definition of “Real Property Availability” set forth in Section 1.89 of the Loan Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

“1.89 ‘Real Property Availability’ shall mean $13,000,000, as reduced effective as of the first day of each month commencing November 1, 2005 by an amount equal to $154,500.”

(c) Interpretation. For purposes of this Amendment No. 7, all terms used herein, including but not limited to, those terms used and/or defined herein or in the recitals hereto shall have the respective meanings assigned thereto in the Loan Agreement as amended by this Amendment No. 7.

2. Letter of Credit Accommodation Fees. Section 2.2(b) of the Loan Agreement is hereby amended by: (a) deleting “two (2%)” and replacing it with “one and one half (1 1/2%)”, (b) by deleting “two and one half (2 1/2%)” and replacing it with “two (2%)”, (c) by deleting “four (4%)” and replacing it with “three and one half (3 1/2%)” and (d) by deleting “five and one half (5 1/2%)” and replacing it with “five (5%)”.

3. Unused Line Fee. Section 3.2(a) of the Loan Agreement is hereby amended by deleting “the Maximum Credit as then in effect” and replacing it with “$100,000,000”.

4. Collection Accounts. Section 6.3(a) of the Loan Agreement is hereby amended by deleting “$20,000,000” and replacing it with “$15,000,000”.

5. Borrowing Base Certificate. Section 7. l(a) of the Loan Agreement is hereby amended by deleting clause (i) of such Section in its entirety and replacing it with the following:

“(i) as soon as possible after the end of each calendar month (but in any event within fifteen (15) days after the end thereof), or more frequently as Agent may request at any time Excess Availability is less than $20,000,000 or a Default or Event of Default has occurred and is continuing, a Borrowing Base Certificate setting forth Borrower’s calculation of the Loans and Letter of Credit Accommodations available to Borrower duly completed and executed by the vice-president-finance, chief financial officer, treasurer, assistant treasurer, controller or other financial or senior officer of Borrower, together with all schedules required pursuant to the terms of the Borrowing Base Certificate duly completed (including schedules of sales made, credits issued and cash received);”

6. Minimum EBITDA. Section 9.17 of the Loan Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

“9.17 Minimum EBITDA. At any time that Excess Availability is less than $20,000,000, (a) the EBITDA of Borrower (on a stand-alone basis) for the twelve (12) consecutive month period ending as of the last day of the month for which financial statements of Borrower have been received by Agent (treated as a single accounting period) shall be not less than $30,000,000 and (b) the EBITDA of Borrower and its Subsidiaries, on a consolidated basis, for the twelve (12) consecutive month period ending as of the last day of the month for which financial statements of Borrower have been received by Agent (treated as a single accounting period) shall be not less than $30,000,000.” ‘

7. Indebtedness. Section 9.9(o) of the Loan Agreement is hereby amended by deleting clause (vi) of such Section in its entirety and replacing it with the following:

“(vi) redeem, retire, defease, purchase or otherwise acquire such Indebtedness, or set aside or otherwise deposit or invest any sums for such purpose, except that Borrower may redeem, retire, defease, purchase or otherwise acquire such Indebtedness, either (A) with proceeds of Refinancing Indebtedness with respect thereto to the extent permitted under Section 9.9(1) hereof, or (B) otherwise with funds of Borrower, provided, that, as of the date of any such redemption, retirement, defeasance, purchase or other acquisition or any payment in respect thereof (other than pursuant to Refinancing Indebtedness) and after giving effect thereto, if there are any Loans or Letter of Credit Accommodations outstanding as of such date after giving effect to any such payment, (1) as of the date of any such payment and after giving effect thereto, Excess Availability shall be not less than $20,000,000, (2) as of the date of any such payment and after giving effect thereto, the aggregate amount of all payments in respect of Permitted Transactions shall not exceed $50,000,000 in any fiscal year and (3) as of the date of any such payment and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing; except further that, at any time the aggregate amount of all such payments together with the aggregate amount of all payments in respect of Permitted Transactions exceed $50,000,000 in any fiscal year, Borrower may only redeem, retire, defease, purchase or otherwise acquire such Indebtedness so long as Borrower shall have received current, updated projections of the amount of the Borrowing Base and Excess Availability for the (12) twelve month period after the date of such payment, in a form reasonably satisfactory to Agent, representing Borrowers’ reasonable best estimate of the future Borrowing Base and Excess Availability for the period set forth therein as of the date not more than ten (10) days prior to the date of such payment, which projections shall have been prepared on the basis of the assumptions set forth therein which Borrower believes are fair and reasonable as of the date of preparation in light of current and reasonably foreseeable business conditions and which projections shall show Excess Availability shall not be less than $20,000,000 at any time during such period.”

8. Acquisitions.

(a) Section 9.10(g) of the Loan Agreement is hereby amended by deleting clause (iii) of such Section in its entirety and replacing it with the following:

“(iii) as of the date of such loan or investment Agent shall have received current, updated projections of the amount of the Borrowing Base and Excess Availability for the six (6) month period after the date of such acquisition, in a form reasonably satisfactory to Agent, representing Borrower’s reasonable best estimate of the future Borrowing Base and Excess Availability for the period set forth therein as of the date not more than ten (10) days prior to the date of such acquisition, which projections shall have been prepared on the basis of the assumptions set forth therein which Borrower believes are fair and reasonable as of the date of preparation in light of current and reasonably foreseeable business conditions and which projections shall show Excess Availability shall not be less than $30,000,000 at any time during such period,”; and

(b) Section 9.10(i) of the Loan Agreement is hereby amended by deleting clause (xi) of such Section in its entirety and replacing it with the following:

“(xi) as of the date of such acquisition Agent shall have received current, updated projections of the amount of the Borrowing Base and Excess Availability for the six (6) month period after the date of such acquisition, in a form reasonably satisfactory to Agent, representing Borrower’s reasonable best estimate of the future Borrowing Base and Excess Availability for the period set forth therein as of the date not more than ten

(10) days prior to the date of such acquisition, which projections shall have been prepared on the basis of the assumptions set forth therein which Borrower believes are fair and reasonable as of the date of preparation in light of current and reasonably foreseeable business conditions and which projections shall show Excess Availability shall not be less than $30,000,000 at any time during such period,”;

9. Cost and Expenses. Section 9.19 of the Loan Agreement is hereby amended by amended by deleting “on demand” from the first sentence of such Section and replacing it with “, within two (2) days of written demand from Agent to Borrower,”.

10. Capital Expenditures. Section 9 of the Loan Agreement is amended by adding the following Section 9.21 to the end thereto:

“9.21 Capital Expenditures. At any time Excess Availability is less than $20,000,000, Borrower and its Subsidiaries shall not directly or indirectly make or commit to make, whether through purchase, capital leases or otherwise, Capital Expenditures in any fiscal year of Borrower in excess of $35,000,000.”

11. Term. Section 13.1 of the Loan Agreement is hereby amended by deleting “three (3)” and replacing it with “nine (9)”.

12. Amendment Fee. In addition to all other fees, charges, interest and expenses payable by Borrower to Agent under the Loan Agreement and the other Financing Agreements, Borrower shall pay to Agent, for the account of Lenders, an amendment fee in the amount of $250,000 which shall be fully earned, due and payable as of the date hereof and which may be charged directly to any loan account of Borrower maintained by Agent.

13. Representations and Warranties. Borrower represents and warrants with and to Agent and Lenders as follows, which representations and warranties shall survive the execution and delivery hereof, the truth and accuracy of, or compliance with each, together with the representations, warranties and covenants in the other Financing Agreements, being a continuing condition of the making of any Loans by Agent (or Agent on behalf of Lenders) to Borrower:

(a) As of the date hereof and after giving effect to the consents provided for herein, no Default or Event of Default exists or has occurred and is continuing.

(b) This Amendment No. 7 and each other agreement or instrument to be executed and delivered by Borrower in connection herewith have been duly authorized, executed and delivered by all necessary action on the part of Borrower and the agreements and obligations of Borrower contained herein constitute legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms.

14. Conditions Precedent. The effectiveness of the consents contained herein shall only be effective upon the satisfaction of each of the following conditions precedent in a manner satisfactory to Agent:

(a) Agent shall have received an executed original or executed original counterparts of this Amendment No. 7 (as the case may be), duly authorized, executed and delivered by Borrower;

(b) Agent shall have received written appraisals as to the Equipment and Real Property, in form and substance satisfactory to Agent, addressed to Agent and upon which Agent is expressly permitted to rely;

(c) Agent shall have received such approvals of the Lenders to the terms of this Amendment No. 7 as may be required in the determination of Agent under the terms of the Loan Agreement; and

(d) Agent shall have received a true and correct copy of any consent, waiver or approval to or of this Amendment No. 7 which Borrower is required to obtain from any other Person, and such consent, waiver or approval shall be in form and substance satisfactory to Agent.

15. Delivery of Additional Agreements,  Borrower hereby agrees that, in addition to all other terms, conditions and provisions set forth herein and in the other Financing Agreements, Borrower shall deliver or cause to be delivered the following to Agent, in form and substance satisfactory to Agent, as soon as possible but in any event by no later than:

(a) November 15, 2005, amendments to each of the Mortgages, as duly authorized, executed and delivered by Borrower that Agent may require to reflect the increase in the amount of the Maximum Credit as provided in Section 1(b)(viii) above and, if required by applicable local statute, the extension of the term as provided in Section 11 above ; and

(b) November 15, 2005, endorsements to the existing title insurance policies issued (i) insuring the priority and amount of the Mortgages and (ii) containing any legally available endorsements, assurances or affirmative coverage requested by Agent for the protection of its interest with respect to the Mortgages.

16. Provisions of General Application.

(a) Effect of this Amendment, Except as modified pursuant hereto, no other changes or modifications to the Financing Agreements are intended or implied and in all other respects the Financing Agreements are hereby specifically ratified, restated and confirmed by all parties hereto as of the effective date hereof. To the extent of conflict between the terms of this Amendment No. 7 and the other Financing Agreements, the terms of this Amendment No. 7 shall control. The Loan Agreement and this Amendment No. 7 shall be read and construed as one agreement.

(b) Governing Law. The rights and obligations hereunder of each of the parties hereto shall be governed by and interpreted and determined in accordance with the laws of the State of New York, but excluding any principles of conflicts of law or other rule of law that would result in the application of the law of any jurisdiction other than the laws of the State of New York.

(c) Binding Effect. This Amendment No. 7 shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns.

(d) Counterparts. This Amendment No. 7 may be executed in any number of counterparts, but all of such counterparts shall together constitute but one and the same agreement. In making proof of this Amendment No. 7, it shall not be necessary to produce or account for more than one counterpart thereof signed by each of the parties hereto. Delivery of an executed counterpart of this Amendments No. 7 by telefacsimile shall have the same force and effect as delivery of an original manually executed counterpart of this Amendment No. 7. Any party delivering any executed counterpart of this Amendment No. 7 by telefacsimilc shall also deliver an original manually executed counterpart, but the failure to do so shall not affect the validity, enforceability and binding effect of this Amendment No. 7 as to such party or any other party.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 7 to be duly executed and delivered by their authorized officers as of the date and year first above written.

WACHOVIA BANK, NATIONAL ASSOCIATION,
successor by merger to Congress Financial Corporation, as Agent and as Lender

By:	/s/ Thomas Grabosky

Title:	Director

AEP INDUSTRIES, INC.

By:	/s/ James B. Rafferty

Title:	Vice President & Treasurer

SCHEDULE 1

TO

AMENDMENT NO. 7

Commitments

Wachovia Bank, National Association	$50,000,000

General Electric Capital Corporation	$37,500,000

LaSalle Business Credit, LLC	$37,500,000

SCHEDULE 1

TO

AMENDMENT NO. 7

Commitments

Wachovia Bank, National Association	$50,000,000

General Electric Capital Corporation	$37,500,000

LaSalle Business Credit, LLC	$37,500,000